Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-191992 and 333-203097) of Veracyte, Inc. of our report dated August 22, 2014, relating to the financial statements of Allegro Diagnostics Corp., which appears in the Current Report on Form 8-K/A of Veracyte, Inc. dated September 16, 2014.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
May 21, 2015